Exhibit 99.3

FOR IMMEDIATE RELEASE:

GAIN Capital To Offer $65 Million Convertible Senior Notes

BEDMINSTER, New Jersey — November 20, 2013 — GAIN Capital Holdings, Inc. (NYSE: GCAP) today announced its intention to offer, subject to market conditions and other factors, $65 million aggregate principal amount of its convertible senior notes due 2018 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).  GAIN Capital also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $10 million aggregate principal amount of the notes to cover overallotments, if any.

The notes will be unsecured, senior obligations of GAIN Capital, and interest will be payable semi-annually.  The notes will be convertible at any time prior to the close of business on the business day immediately preceding June 1, 2018 only upon the occurrence of specified events; thereafter, until the close of business on the business day immediately preceding the maturity date of December 1, 2018, the notes will be convertible at any time.  Conversions of the notes will be settled by the delivery and/or payment of GAIN Capital common stock, cash, or a combination thereof, at GAIN Capital’s election (subject to certain limitations).  Final terms of the notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between GAIN Capital and the initial purchasers of the notes.  GAIN Capital intends to use the net proceeds of the offering to repay outstanding indebtedness and for general corporate purposes, which may include strategic acquisitions.

Jeffries LLC and Keefe, Bruyette & Woods, a Stifel Company, are acting as initial purchasers of the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.  Any offer of the securities will be made only by means of a private offering memorandum.  The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.
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